Exhibit 5.1

February 9, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Re:	Tri-S Security Corporation
Registration Statement on Form S-1, as amended

Ladies and Gentlemen:

We have acted as counsel to Tri-S Security Corporation, a Georgia corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form  S-1, as amended by Pre-effective Amendment No. 1 thereto (File No. 333-131468) (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) registering under the Securities Act of 1933, as amended (the “Act”), 2,930,184 shares (the “Shares”) of the Company’s common stock, $.001 par value per share (the “Common Stock”).  The Shares consist of (i) 1,085,358 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of outstanding warrants issued by the Company in private placement transactions in the fourth quarter of 2005 (the “Warrants”); (ii) 1,669,826 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of the Company’s outstanding 10% Convertible Promissory Notes with an aggregate principal value of $8,015,000 (the “Notes”); and (iii) 175,000 shares of Common Stock (the “Broker Warrant Shares”), issuable upon exercise of warrants which the Company may issue to its lenders in accordance with the Company’s credit agreement with such lenders (the “Lender Warrants”).

The opinion hereinafter set forth is given pursuant to Item 16 of Form S-1 and Item 601 of Regulation S-K.  Such opinion is given solely for the benefit of the Commission and may be relied upon only by the Commission in connection with the Registration Statement and may not be used, circulated, quoted or referred to by or filed with any other person or entity, including any other governmental unit or agency, without first obtaining the express written consent of this firm.

In giving the opinion hereinafter set forth, we have examined and relied upon, among other things, the following: (i) the Company’s Amended and Restated Articles of Incorporation; (ii) the Company’s Amended and Restated Bylaws; and (iii) originals or copies, certified or otherwise identified to our satisfaction, of such other agreements, documents, instruments and records as we have deemed necessary or appropriate under the circumstances for us to express the opinion hereinafter set forth.  As to various factual matters that are material to our opinion, we have relied upon certificates of officers of the Company and certificates and orders of various public officials.  In making the foregoing examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority of the person or persons who executed each of such documents on behalf of any person or entity other than the Company, the correctness and accuracy of all certificates of officers of the Company and the correctness and accuracy of all certificates and orders of various public officials.  We have also made such investigations of law as we have deemed appropriate.

Based upon and subject to the foregoing, we are of the opinion that (i) upon issuance of the Warrant Shares and the Conversion Shares in accordance with the terms of the Warrants and the Notes, respectively, the Warrant Shares and the Conversion Shares will be duly authorized, validly issued, fully paid and non-assessble; and (ii) assuming the issuance of the Lender Warrants in the forms incorporated by reference into the Registration Statement as Exhibits 4.14 and 4.15 thereto and upon issuance of the Lender Warrant Shares in accordance with the terms of the Lender Warrants, the Lender Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our conclusions are limited to the matters expressly set forth as our “opinion” in the immediately preceding paragraph, and no opinion is implied or to be inferred beyond the matters expressly so stated.  Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise the Commission of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Rogers & Hardin

ROGERS & HARDIN